UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 19, 2016
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
Oxford, Massachusetts 01540
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 19, 2016, IPG Laser GmbH ("IPG Laser"), a wholly-owned subsidiary of IPG Photonics Corporation (the "Registrant"), entered into an amendment of its unsecured revolving line of credit (the "Credit Facility Agreement") with Deutsche Bank AG (“Deutsche Bank ”) to provide for a new margin line to be used for foreign exchange hedging purposes by the Registrant's Chinese subsidiary. IPG Laser, located in Burbach, Germany, is one of the Registrant's principal manufacturing, research and sales operations.

Under the amended Credit Facility Agreement, IPG Laser continues to have available credit up to Euro 30.0 million. The revolving cash facility had been reduced from Euro 19.0 million to Euro 16.0 million, a new margin line of Euro 3.0 million has been added.and the guarantee facility of Euro 11.0 million has not changed. Of the Euro 30.0 million in available credit, up to Euro 17.0 million is available to certain of our foreign subsidiaries as follows: our Russian subsidiary - up to Euro 8.0 million, our Italian subsidiary - up to Euro 3.0 million and our Chinese subsidiary - up to Euro 6.0 million (representing an increase of Euro 3.0 million for the margin line).

Also on May 19, 2016, the Registrant amended its unsecured revolving loan agreement (the "Loan Agreement") with Bank of America, N.A. ("Bank of America") to increase the commitment by $23.75 million under a new term note (the "Term Note") of the same amount. The proceeds from the Term Note will be used to purchase and build out an office building in Marlborough, Massachusetts. The Term Note has a seven year term and a floating rate based upon LIBOR. The rate has been fixed with an interest rate swap at 2.85% per annum.

The foregoing descriptions of the amendments to the Credit Facility Agreement and Loan Agreement, and Term Note do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which are attached as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 8.01	Other Events

Certain directors and officers of IPG Photonics Corporation (the “Company”) adopt from time to time pre-arranged trading plans (each, a “Plan”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a plan or contract for pre-arranged sales of Company securities under specified conditions and at specified times. Using these Plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess inside information.

The Plan adopted by Igor Samartsev, Chief Technology Officer and a Director of the Company, provides for the sale of up to 35,000 shares over a period ending June 2017, unless terminated sooner in certain circumstances. Of these shares, 35,000 shares would be acquired through the exercise of stock options. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by George BuAbbud, Vice President - Telecommunication Products of the Company, provides for the sale of up to 14,345 shares over a period ending June 2017, unless terminated sooner in certain circumstances. Of these shares, 14,345 shares would be acquired through the exercise of stock options and vesting of restricted stock units. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Company does not undertake to report Plans that may be adopted by any directors or officers of the Company in the future, or to report any modification or termination of any Plan, except to the extent required by law.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.
Exhibit 10.1	Second Amendment of the Credit Facility Agreement between IPG Laser GmbH and Deutsche Bank AG, dated April 18, 2016.
Exhibit 10.2	Annex 1 (2nd Amendment) to Guarantee of IPG Laser GmbH to Deutsche Bank AG, dated April 18, 2016.
Exhibit 10.3	First Amendment to the Amended and Restated Loan Agreement, between the Registrant and Bank of America, N.A. dated as of May 19, 2016.
Exhibit 10.4	Term Note, between the Registrant and Bank of America, N.A., dated May 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION
May 20, 2016	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Second Amendment of the Credit Facility Agreement between IPG Laser GmbH and Deutsche Bank AG, dated April 18, 2016.
10.2	Annex 1 to (2nd Amendment) Guarantee of IPG Laser GmbH to Deutsche Bank AG, dated April 18, 2016.
10.3	First Amendment to the Amended and Restated Loan Agreement, between the Registrant and Bank of America, N.A. dated as of May 19, 2016.
10.4	Term Note, between the Registrant and Bank of America, N.A., dated May 19, 2016.